Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-281155

American National Group Inc.

$600,000,000 5.750% Senior Notes due 2029

Pricing Term Sheet

September 25, 2024

The information in this pricing term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement, dated September 23, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus, dated August 30, 2024 (Registration Statement File No. 333-281155). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. This pricing term sheet is otherwise qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	American National Group Inc. (the “Issuer”)
Expected Ratings (S&P / Fitch)*:	BBB (Stable) / BBB (Stable)
Security Description:	5.750% Senior Notes due 2029 (the “Notes”)
Legal Format:	SEC-registered
Principal Amount:	$600,000,000
Gross Proceeds:	$599,718,000
Trade Date:	September 25, 2024
Settlement Date**:	October 2, 2024 (T+5)
Maturity Date:	October 1, 2029
Interest Payment Dates:	Semi-annually on April 1 and October 1 of each year, beginning on April 1, 2025
Record Dates:	March 15 and September 15
Coupon:	5.750%
Price to the Public:	99.953% of principal amount, plus accrued interest from October 2, 2024, if settlement occurs after that date
Yield to Maturity:	5.761%
Benchmark Treasury:	UST 3.625% due August 31, 2029
Spread to Benchmark Treasury:	UST + 225 bps
Benchmark Treasury Price / Yield:	100-16 ¼ / 3.511%

Make-Whole Call:	Prior to September 1, 2029 (1 month prior to maturity), at greater of par and make-whole at UST + 35 bps
Par Call:	At any time on or after September 1, 2029 (1 month prior to maturity)
CUSIP:	025676AN7
ISIN:	US025676AN78
Denominations/Multiple:	$2,000 x $1,000
Joint Book-Running Managers:	Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
RBC Capital Markets, LLC
Brookfield Securities LLC
Co-Managers:	CIBC World Markets Corp.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
PNC Capital Markets LLC

*A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the documents may be obtained by contacting the underwriters of the offering by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BMO Capital Markets Corp. toll-free at 1-888-200-0266, or BNP Paribas Securities Corp. toll-free at 1-800-854-5674.

This pricing term sheet does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any legend, disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such legend, disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another system.